EXHIBIT 99.1

News Release

Ashland Board appoints Sergio Pedreiro, former chief operating officer, Revlon, as new director effective July 1, 2023

Jay V. Ihlenfeld and Brendan M. Cummins plan exit in January 2024

WILMINGTON, Del., June 26, 2023 – Ashland Inc. (NYSE: ASH) today announced the appointment of Sergio Pedreiro, former chief operating officer, Revlon, to its Board of Directors, effective July 1, 2023.

Jay V. Ihlenfeld who has served as a director since 2017, and Brendan M. Cummins, who joined the board in 2012 have decided not to stand for re-election at Ashland’s Annual Shareholders Meeting in January 2024.

Ihlenfeld is the former senior vice president, 3M Company and member of the environmental, health, safety and quality committee and the governance and nominating committee. Cummins is the former chief executive officer of Ciba Specialty Chemicals and the chair of the compensation committee and a member of the audit committee.

With the addition of Pedreiro, Ashland will increase the Board temporarily to 10 members until the next Annual Shareholders Meeting in January 2024.

Pedreiro has more than 20 years’ experience in international finance and business administration across a diverse array of industries. He is an experienced board member who has served on both public and private boards. In addition to his role at Revlon, Pedreiro is the former chief financial officer, Coty.

“I am delighted to welcome Sergio as a new director to the Ashland Board,” said Guillermo Novo, chair and chief executive officer, Ashland. “As we continue to execute our strategy, drive profitability, and enhance value for our shareholders, I am confident he will provide valuable perspectives for our team. I also want to thank Jay and Brendan for their dedicated service to the board.”

To learn more, visit investor.ashland.com

About Ashland
Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environment, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com